                                                                       Exhibit 6

                          U.S. Office Products Company
                       1025 Thomas Jefferson Street, N.W.
                                 Suite 600 East
                             Washington, D.C. 20007


                                                                  March 30, 1999


CDR-PC Acquisition, L.L.C.
c/o Clayton, Dubilier & Rice Fund V
   Limited Partnership
1043 Foulk Road, Suite 106
Wilmington, Delaware  19803

Gentlemen:

      Reference is made to the Investment Agreement of even date herewith between U.S. Office Products Company and CDR-PC Acquisition, L.L.C. (the "Investment Agreement"). Capitalized terms used herein without other definition have the respective meanings specified in the Investment Agreement.

      This letter will confirm our agreement that the Company shall use its reasonable best efforts to cause its independent accountants to complete, on or prior to May 1, 1999, an audit as to the number of shares of Common Stock that were outstanding as of June 10, 1998 and as of the Closing Date, and to furnish to Purchaser, as promptly as practicable thereafter, a certificate as to the number of shares of Common Stock that were outstanding as of such dates (the "Accountants' Certificate").

      Promptly after the delivery to Purchaser of the Accountants' Certificate, if and to the extent that any adjustment is required, the Company shall issue to Purchaser, in exchange for the certificate representing the Preferred Shares issued to Purchaser at the Closing, a new certificate evidencing a number of Preferred Shares equal to the quotient of (a) 19.99999% of the number of shares of Common Stock that were outstanding as of the Closing Date, as set forth in the Accountants' Certificate, and (b) 100.

      In addition, promptly after the delivery to Purchaser of the Accountants' Certificate, if and to the extent that any adjustment is required, the Company shall issue to Purchaser:

            (i) in exchange for the 1999 Special Warrant issued to Purchaser at the Closing, a new 1999 Special Warrant, dated the date hereof and of like tenor, covering a number of shares of Common Stock determined pursuant to
      Section 1.01 of the 1998 Investment Agreement, taking into account the Adjustments (as defined in the letter agreement dated June 10, 1998 between the Company and Purchaser (the "1998 True-Up Letter")) made pursuant to the 1998 True-Up Letter concurrently with the Closing, as well as any change in the number of shares of Common Stock outstanding as of June 10, 1998 reflected in the Accountants' Certificate (and taking into account, without duplication, any intervening adjustments required pursuant to the antidilution provisions of the Special Warrant);

            (ii) in exchange for the 1999 Warrant issued to Purchaser at the Closing, a new 1999 Warrant, dated the date hereof and of like tenor, covering a number of shares of Common Stock determined pursuant to Section
      1.01 of the 1998 Investment Agreement, taking into account the Adjustments (as defined in the 1998 True-Up Letter) made pursuant to the 1998 True-Up Letter concurrently with the Closing, reflecting any increase in the number of shares of Common Stock covered by the 1999 Special Warrant delivered pursuant to clause (i), as well as any change in the number of shares of Common Stock outstanding as of June 10, 1998 reflected in the Accountants' Certificate (and taking into account, without duplication, any intervening adjustments required pursuant to the antidilution provisions of the Warrant); and

            (iii) in exchange for the certificate or certificates evidencing the shares of Common Stock acquired by Purchaser pursuant to the 1998 Investment Agreement, a new certificate, evidencing a number of shares of Common Stock determined pursuant to Section 1.01 of the 1998 Investment Agreement, reflecting any change in the number of shares of Common Stock outstanding as of June 10, 1998 reflected in the Accountants' Certificate.

                                    Very truly yours,

                                    U.S. OFFICE PRODUCTS COMPANY



                                    By: /s/ Mark D. Director
                                        -------------------------------
                                        Name: Mark D. Director
                                        Title: Secretary

Agreed:

CDR-PC ACQUISITION, L.L.C.



By: /s/ Brian D. Finn
    -------------------------------
    Name: Brian D. Finn
    Title: Executive Vice President


                                        3